CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the inclusion in Post-Effective Amendment No. 12 to the Registration Statement of AUL American Individual Unit Trust (the "Trust") on Form N-4 (File No. 33-79562) in the Statement of Additional Information of our report dated March 7, 2003, on our audits of the combined financial statements of OneAmerica Financial Partners, Inc. and of our report dated January 31, 2003, on our audits of the financial statements of the Trust. We also consent to the references to our Firm under the captions "Condensed Financial Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP


April 29, 2003